Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-1A of our report dated December 22, 2004, relating to the Annual Report for the predecessor funds, The Enterprise Group of Funds, Inc. Annual Report for the Fiscal Year Ended October 31, 2004, which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

New York, New York

May 11, 2005